UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Darling International Inc.

(Name of Registrant as Specified In Its Charter)

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251 O’Connor Ridge Boulevard, Suite 300
Irving, Texas 75038

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 12, 2009

To the Stockholders of Darling International Inc.:

An Annual Meeting of Stockholders of Darling International Inc. (the “Company”) will be held on Tuesday, May 12, 2009, at 10:00 a.m., local time, at the Four Seasons Resort and Club, 4150 N. MacArthur Blvd., Irving, Texas 75038, for the following purposes (which are more fully described in the accompanying Proxy Statement):

1.	To elect as directors of the Company the seven nominees named in the accompanying proxy statement to serve until the next annual meeting of stockholders (Proposal 1);

2.
To ratify the selection of KPMG LLP, independent registered public accounting firm, as the Company’s independent registered public accountant for the fiscal year ending January 2, 2010 (Proposal 2); and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof in accordance with the provisions of the Company’s bylaws.

The Board of Directors unanimously recommends that you vote to approve Proposals 1 and 2.

The Board has fixed the close of business on March 23, 2009, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting.  However, whether or not you expect to attend the Annual Meeting, to assure your shares are represented at the Annual Meeting, please date, execute and mail promptly the enclosed proxy in the enclosed envelope, for which no additional postage is required.

A copy of our Annual Report for the year ended January 3, 2009 is enclosed for your convenience.

By Order of the Board,

John F. Sterling
Secretary
Irving, Texas
April 3, 2009

Your vote is important.
Please execute and return promptly the enclosed proxy card in the envelope provided.

251 O’Connor Ridge Boulevard, Suite 300
Irving, Texas 75038

PROXY STATEMENT
FOR AN ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 12, 2009

This Proxy Statement is provided to the stockholders of Darling International Inc. (“Darling,” “we” or “our company”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at an Annual Meeting of Stockholders to be held at the Four Seasons Resort and Club, 4150 N. MacArthur Blvd., Irving, Texas 75038, at 10:00 a.m., local time, on Tuesday, May 12, 2009, and at any adjournment or postponement thereof.  This Proxy Statement and the enclosed proxy is first being sent or given to stockholders on or about April 3, 2009.  This Proxy Statement provides information that should be helpful to you in deciding how to vote on the matters to be voted on at the Annual Meeting.

We are asking you to elect the seven nominees identified in this proxy statement as directors of Darling until the next annual meeting of stockholders and to ratify our selection of KPMG LLP as our registered public accounting firm for our fiscal year ending January 2, 2010.

QUESTIONS AND ANSWERS ABOUT VOTING

What am I voting on?

There are two matters scheduled for a vote:

•	the election of the seven nominees identified in this proxy statement as directors, each for a term of one year (“Proposal 1”); and

•	the ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 2, 2010 (“Proposal 2”).

Who is entitled to vote at the Annual Meeting?

You are entitled to vote your shares of Darling common stock at the Annual Meeting and any adjournment or postponement thereof if our records show that you owned your shares at the close of business on March 23, 2009.  A total of 82,216,690 shares of common stock are outstanding and eligible to vote at the Annual Meeting.  Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.  The enclosed proxy card shows the number of shares you are entitled to vote at the Annual Meeting.

How do I vote?

Your shares may only be voted at the Annual Meeting if you are present in person or are represented by proxy.  Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to assure that your shares will be represented.  To vote by proxy, complete the enclosed proxy card and mail it in the postage-paid envelope provided, or you may vote by using the telephone or the Internet in accordance with the instructions provided on the enclosed proxy card.

You may revoke your proxy at any time before it is exercised by timely submission of a written revocation to our Secretary, submission of a properly executed later-dated proxy or by timely voting by ballot at the Annual Meeting.  Voting by proxy will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person.  Attendance at the Annual Meeting will not by itself constitute a revocation of your proxy – you must vote at the Annual Meeting.

If your shares are held in the name of a bank, broker or other holder of record (i.e., a “street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

All shares that you are entitled to vote and that are represented by a properly-completed proxy received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions on the proxy.  If you properly deliver your proxy but fail to indicate how your shares should be voted, the shares represented by your proxy will be voted FOR Proposal 1, FOR Proposal 2 and in the discretion of the persons named in the proxy as proxy appointees as to any other matter that may properly come before the Annual Meeting.

Who may attend the Annual Meeting?

All stockholders that were stockholders of Darling as of the record date March 23, 2009, or their authorized representatives, may attend the Annual Meeting.  Admission to the Annual Meeting will be on a first-come, first-served basis.  If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting, you should bring proof of ownership to the Annual Meeting, such as a bank or brokerage account statement, to ensure your admission.

How will votes be counted?

The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares entitled to vote, is represented in person or by proxy.  Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum.  A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.  Under the rules of the New York Stock Exchange (the “NYSE”), absent instructions from the beneficial owners, banks and brokers who hold shares in street name for beneficial owners have the authority to vote on routine corporate matters.  The election of directors and the ratification of the selection of our independent registered public accounting firm are considered to be routine matters.

With respect to the nominees for director listed under “Proposal 1 — Election of Directors,” to be elected, each nominee must receive a majority of all votes cast (assuming a quorum is present) with respect to that nominee’s election.  Abstentions and broker “non-votes” will not be counted as a vote cast with respect to a nominee and will therefore have the same effect as a vote against Proposal 1.

With respect to the ratification of the selection of our independent registered public accounting firm listed under “Proposal 2 — Ratification of Selection of Independent Registered Public Accountant,” the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required for the ratification of KPMG LLP as our independent registered public accounting firm.  If you abstain from voting, it will have the same effect as a vote against Proposal 2.  If you hold your shares through a broker and you do not instruct the broker on how to vote on Proposal 2, your broker may exercise its discretionary authority to vote your shares in favor of Proposal 2.

Who will count the votes?

Our transfer agent, Computershare Trust Company, N.A., will tally the vote and will serve as inspector of election at the Annual Meeting.

How are proxies being solicited and who will pay for the solicitation of proxies?

We will bear the expense of the solicitation of proxies.  In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and employees by other means, including telephone, over the Internet or in person.  No special compensation will be paid to our directors, officers or employees for the solicitation of proxies.  To solicit proxies, we will also request the assistance of banks, brokerage houses and other custodians, nominees or fiduciaries, and, upon request, will reimburse these organizations or individuals for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.  We will also use the services of the proxy solicitation firm of Georgeson Inc. to assist in the solicitation of proxies.  For these services, we will pay a fee that is not expected to exceed $7,500, plus out-of-pocket expenses.

Who can help answer my other questions and to whom should I send a request for copies of certain material?

If you have more questions about voting, wish to obtain another proxy card or wish to receive a copy of our Annual Report on Form 10-K for the fiscal year ended January 3, 2009 without charge, you should contact:

John F. Sterling
General Counsel and Secretary
Darling International Inc.
251 O’Connor Ridge Boulevard, Suite 300
Irving, Texas  75038
Telephone: 972.717.0300   Fax: 972.281.4475
E-mail: corporatesecretary@darlingii.com

Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to Be Held on May 12, 2009

The Proxy Statement and the 2008 Annual Report to security holders are available at
www.edocumentview.com/DAR

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware, our restated certificate of incorporation and our amended and restated bylaws, our business, property and affairs are managed under the direction of the Board.

Independent Directors

The Board has determined that each of O. Thomas Albrecht, C. Dean Carlson, Marlyn Jorgensen, Charles Macaluso, John D. March and Michael Urbut meet the independence requirements of the NYSE and the Securities and Exchange Commission (the “SEC”).

Meetings of the Board

During the fiscal year ended January 3, 2009, the Board held five regular meetings and five special meetings.  Each of the directors attended at least 75% of all meetings held by the Board and all meetings of each committee of the Board on which the applicable director served during the fiscal year ended January 3, 2009.

Stockholder Communications with the Board

Stockholders and others who wish to communicate with the Board as a whole, or to individual directors, may write them: c/o Secretary, Darling International Inc., P.O. Box 141481, Irving, Texas 75014-1481.  All communications sent to this address will be shared with the Board, or the lead director, if so addressed.

It is a policy of the Board to encourage directors to attend each annual meeting of stockholders.  The Board’s attendance allows for direct interaction between stockholders and members of the Board.  All of our directors attended our 2008 annual meeting of stockholders.

Chairman of the Board

Randall C. Stuewe, our Chief Executive Officer, serves as our Chairman of the Board pursuant to his employment agreement.

Lead Director

Because the Chairman of the Board is also the Chief Executive Officer, the Board has designated an independent director to serve as lead director to enhance the Board’s ability to fulfill its responsibilities independently.  The Board appointed Mr. Macaluso as lead director.  The lead director’s role includes:

●	convening and chairing meetings of the non-employee directors as necessary from time to time;
●	coordinating the work and meetings of the standing committees of the board;
●	acting as liaison between directors, committee chairs and management; and
●	serving as an information resource for other directors.

Committees of the Board

The Board has a standing nominating and corporate governance committee, audit committee and compensation committee.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee currently consists of Messrs. Macaluso (Chairman), Jorgensen and Urbut, each of whom is independent under the rules of the NYSE and the SEC.  The nominating and corporate governance committee met twice during the fiscal year ended January 3, 2009.  The nominating and corporate governance committee is generally responsible for:

●	identifying, reviewing, evaluating and recommending potential candidates to serve as directors of our company;
●	recommending to the Board the number and nature of standing and special committees to be created by the Board;
●	recommending to the Board the members and chairperson for each Board committee;
●	developing, recommending and annually reviewing and assessing our Corporate Governance Guidelines and Code of Business Conduct and making recommendations for changes to the Board;
●	establishing and annually re-evaluating and recommending to the Board the standards for criteria for membership for, and the process of selection of, new and continuing directors for the Board;
●	communicating with our stockholders regarding nominees for the Board and considering whether to recommend these nominees to the Board;
●
evaluating annually the status of Board compensation in relation to comparable U.S. companies and reporting its findings to the Board, along with its recommendation of general principles to be used in determining the form and amount of director compensation;

●	periodically reviewing corporate governance matters generally and recommending action to the Board where appropriate;
●	reviewing and addressing any potential conflicts of interest of our directors and executive officers;
●	developing criteria for and assisting the Board in its annual self-evaluation; and
●	overseeing the annual evaluation of management of our company, including oversight of the evaluation of our Chief Executive Officer by the Compensation Committee.

The Board has adopted a written charter for the nominating and corporate governance committee.

Audit Committee.  The audit committee currently consists of Messrs. Urbut (Chairman), Albrecht, Carlson and March, each of whom is independent under the rules of the NYSE and the SEC.  The audit committee continued its long-standing practice of meeting directly with our internal audit staff to discuss the current year’s audit plan and to allow for direct interaction between the audit committee members and our internal auditors.  The audit committee met four times during the fiscal year ended January 3, 2009.  The audit committee is generally responsible for:

●	appointing, compensating, retaining, directing and overseeing our independent auditors;
●
reviewing and discussing with management and our independent auditors the adequacy of our disclosure controls and procedures and internal accounting controls and other factors affecting the integrity of our financial reports;

●	reviewing and discussing with management and our independent auditors critical accounting policies and the appropriateness of these policies;
●
reviewing and discussing with management and our independent auditors any material financial or non-financial arrangements that do not appear on the financial statements and any related party transactions;

●
reviewing our annual and interim reports to the SEC, including the financial statements and the “Management’s Discussion and Analysis” portion of those reports and recommending appropriate action to the Board;

●
discussing our audited financial statements and any reports of our independent auditors with respect to interim periods with management and our independent auditors, including a discussion with our independent auditors regarding the matters to be discussed by Statement of Auditing Standards No. 61 and No. 90;

●	reviewing relationships between our independent auditors and our company in accordance with Independence Standards Board Standard No. 1;
●	inquiring of management and our independent auditors about significant risks or exposures and assessing the steps management has taken to minimize those risks;
●	preparing the report of the audit committee required to be included in our proxy statement; and
●	creating and periodically reviewing our whistleblower policy.

The Board has determined in its own business judgment that all members of the audit committee are financially literate and have financial management expertise.  The Board has designated Mr. Urbut, an independent director, as an audit committee financial expert in accordance with the requirements of the NYSE and the SEC.

The Board has adopted a written charter setting out the audit-related functions that the audit committee is to perform.

Please see page 37 of this Proxy Statement for the “Report of the Audit Committee.”

Compensation Committee.  The compensation committee currently consists of Messrs. Albrecht (Chairman), Carlson, Jorgensen, Macaluso, March and Urbut, each of whom is independent under the rules of the NYSE and the SEC.  The compensation committee met seven times during the fiscal year ended January 3, 2009.  The compensation committee is generally responsible for:

●	establishing and reviewing our overall compensation philosophy and policies;
●	determining and approving the compensation level of our Chief Executive Officer;
●	reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers;
●	evaluating at least annually the performance of our Chief Executive Officer and other executive officers in light of the approved goals and objectives;
●	examining and making recommendations to the Board with respect to the overall compensation program for managerial level employees;
●	reviewing and recommending to the Board for approval new compensation programs;
●	reviewing our incentive compensation, equity-based and other compensation plans and perquisites on a periodic basis;
●	reviewing employee compensation levels generally;
●	drafting and discussing our Compensation Discussion and Analysis required to be included in our annual proxy statement and recommending its inclusion to the Board; and
●	preparing the report of the compensation committee for inclusion in our annual proxy statement.

The Board has adopted a written compensation committee charter setting forth meeting requirements and responsibilities of the compensation committee.

Please see page 20 of this Proxy Statement for the “Compensation Committee Report.”

Code of Business Conduct

The Board has adopted a Code of Business Conduct that applies to all of our employees, including our Chief Executive Officer, chief financial officer and principal accounting officer.  The Code includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting and procedures for promoting compliance with, and reporting violations of, the Code.

Governance Documents

Copies of the Corporate Governance Guidelines, the Board committee charters and the Code of Business Conduct are available on our website at http://www.darlingii.com/investors.aspx.  Stockholders may request copies of these documents free of charge by writing to Darling International Inc., 251 O’Connor Ridge Blvd., Suite 300, Irving, Texas 75038, Attn: Investor Relations.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended January 3, 2009, Messrs. Albrecht, Carlson, Jorgensen, Macaluso, March and Urbut served on the compensation committee.  No compensation committee member (i) was an officer or employee of Darling, (ii) was formerly an officer of Darling or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions.  During the fiscal year ended January 3, 2009, we had no “interlocking” relationships in which (i) an executive officer of Darling served as a member of the compensation committee of another entity, one of whose executive officers served on the compensation committee of Darling, (ii) an executive officer of Darling served as a director of another entity, one of whose executive officers served on the compensation committee of Darling, or (iii) an executive officer of Darling served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Darling.

PROPOSAL 1 – ELECTION OF DIRECTORS

Introduction

Our current Board consists of seven members.  At the Annual Meeting, seven directors are to be elected to hold office.  The nominees for election as directors are:  O. Thomas Albrecht, C. Dean Carlson, Marlyn Jorgensen, Charles Macaluso, John D. March, Randall C. Stuewe and Michael Urbut.

At the Annual Meeting, the nominees for director are to be elected to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified.  Each of the nominees has consented to serve as a director if elected.  If any of the nominees become unable or unwilling to stand for election as a director (an event not now anticipated by the Board), proxies will be voted for a substitute as designated by the Board.  The following table sets forth the age, principal occupation and certain other information for each of the nominees for election as a director.

Name	Age	Principal Occupation
Randall C. Stuewe	46

Mr. Stuewe has served as our Chairman and Chief Executive Officer since February 2003.  From 1996 to 2002, Mr. Stuewe worked for ConAgra Foods, Inc. as executive vice president and most recently as president of Gilroy Foods.  Prior to serving at ConAgra Foods, he spent twelve years in management, sales and trading positions at Cargill, Incorporated.

O. Thomas Albrecht	62
Mr. Albrecht was employed by McDonald’s Corporation from 1977 until his retirement in March 2001.  Most recently, from 1995 until March 2001, Mr. Albrecht served as a senior vice president and chief purchasing officer of McDonald’s Corporation.  Since March 1, 2007, Mr. Albrecht has served as President of R&J Construction Supply, Inc.   Mr. Albrecht has served as a director of our company since May 2002.

C. Dean Carlson	71
Mr. Carlson served as chairman of National By-Products, LLC (“NBP”) from January 1990 until May 2006.  He also served as NBP’s President and Chief Executive Officer from January 1990 until January 2001.  He served in several other positions at NBP from 1964 through 1989.  Mr. Carlson has served as a director of our company since May 2006.

Marlyn Jorgensen	69
Mr. Jorgensen served as a director of NBP from 1990 until May 2006.  Since 1974, Mr. Jorgensen has been a member of the American Soybean Association and served as its president in 1990.  He is also a member of the Iowa Farm Bureau and Iowa Producers Cooperative, in each of which he has held numerous positions.  Mr. Jorgensen has served as a director of our company since May 2006.

Name	Age	Principal Occupation
Charles Macaluso	65

Since 1998, Mr. Macaluso has been a principal of Dorchester Capital, LLC, a management consulting and corporate advisory service firm focusing on operational assessment, strategic planning and workouts.  From 1996 to 1998, he was a partner at Miller Associates, Inc., a workout, turnaround partnership focusing on operational assessment, strategic planning and crisis management.  Mr. Macaluso currently serves as a director of the following companies:  Global Crossing Ltd. (NASDAQ: GLBC), where he serves on the audit committee; Lazy Days RV SuperCenters, Inc., where he serves on the audit committee; GEO Specialty Chemicals, where he serves as the chairman of the board and a member of the audit committee; Global Power Equipment Group Inc., where he serves as chairman of the board; and Wellman Inc., where he serves as chairman of the board.  Mr. Macaluso has served as a director of our company since May 2002.

John D. March	61
Mr. March was employed by Cargill, Incorporated from 1971 until his retirement in December 2007, where he held a variety of managerial positions throughout his career.  Most recently, from January 2000 until December 2007, Mr. March served as Corporate Vice President Platform Leader – Cargill Grain and Oilseed Supply Chain; Cargill Food Ingredients – North America.  Mr. March currently serves as a director of BioFuel Energy Corp.  Mr. March has served as a director of our company since March 2008.

Michael Urbut	60
Mr. Urbut has served as a director of FSB Global Holdings, Inc. or its predecessor Fresh Start Bakeries, Inc. since May 1999 and currently serves as chair of its audit committee.  Previous to 1999, Mr. Urbut worked in various management capacities at several foodservice-related companies.  Mr. Urbut has served as a director of our company since May 2005.

Director Nomination Process

The Board is responsible for approving nominees for election as directors.  To assist in this task, the Board has designated a standing committee, the nominating and corporate governance committee, which is responsible for reviewing and recommending nominees to the Board.  This committee is comprised solely of independent directors as defined by the rules of the NYSE and the SEC.

The Board has a policy of considering director nominees recommended by our stockholders.  A stockholder who wishes to recommend a prospective board nominee for the nominating and corporate governance committee’s consideration can write to the Nominating and Corporate Governance Committee, c/o Secretary, Darling International Inc., P.O. Box 141481, Irving, Texas 75014-1481.  In addition to considering nominees recommended by stockholders, our nominating and corporate governance committee also considers prospective board nominees recommended by current directors, management and other sources.  Our nominating and corporate governance committee evaluates all prospective board nominees in the same manner regardless of the source of the recommendation.

In evaluating prospective nominees, including nominees recommended by stockholders, our nominating and corporate governance committee looks for the following minimum qualifications, qualities and skills:

●	highest personal and professional ethics, integrity and values;
●	outstanding achievement in the individual’s personal career;
●	breadth of experience;
●	ability to make independent, analytical inquiries;
●	ability to contribute to a diversity of viewpoints among board members;
●
willingness and ability to devote the time required to perform board activities adequately (in this regard, the committee will consider the number of other boards of directors on which the individual serves); and

●	ability to represent the total corporate interests of our company (a director will not be selected to, nor will he or she be expected to, represent the interests of any particular group).

Stockholders who wish to submit a proposal for inclusion of a nominee for director in our proxy materials must also comply with the deadlines and requirements of our bylaws and of Rule 14a-8 promulgated by the SEC.  Please see “Additional Information” in this Proxy Statement for more information regarding the procedures for submission by a stockholder of a director nominee or other proposals.

Required Vote

To be elected, each nominee for director must receive a majority of all votes cast (assuming a quorum is present) with respect to that nominee’s election.  Abstentions and broker “non-votes” will not be counted as a vote cast with respect to a nominee

Recommendation of the Board

The Board unanimously recommends that the stockholders vote “FOR” each of the nominees set forth in Proposal 1.

OUR MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, their ages and their positions as of March 23, 2009, are as follows.  Our executive officers serve at the discretion of the Board.

Name	Age	Position
Randall C. Stuewe	46	Chairman of the Board and Chief Executive Officer
John O. Muse	60	Executive Vice President – Finance and Administration
Neil Katchen	63	Executive Vice President – Chief Operating Officer, Retail and Service
Mitchell Kilanowski	57	Executive Vice President – Commodities
Mark A. Myers	57	Executive Vice President – Chief Operating Officer, Midwest Rendering
Robert H. Seemann	58	Executive Vice President – Sales and Services
John F. Sterling	45	Executive Vice President – General Counsel and Secretary
O. Thomas Albrecht (1) (2)	62	Director
C. Dean Carlson (1) (2)	71	Director
Marlyn Jorgensen (2) (3)	69	Director
Charles Macaluso (2) (3)	65	Director
John D. March (1) (2)	61	Director
Michael Urbut (1) (2) (3) (4)	60	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.
(4)	In accordance with requirements of the SEC and the NYSE listing requirements, the Board has designated Mr. Urbut as an audit committee financial expert.

For a description of the business experience of Messrs. Stuewe, Albrecht, Carlson, Jorgensen, Macaluso, March and Urbut, see “Proposal 1 – Election of Directors.”

John O. Muse has served as our Executive Vice President – Finance and Administration since February 2000.

Neil Katchen has served as our Executive Vice President – Operations (now known as Executive Vice President – Chief Operating Officer, Retail and Service) since November 2001.  From October 1997 to November 2001, he served as Vice President of our Eastern Region.

Mitchell Kilanowski has served as our Executive Vice President – Commodities since August 2003.   From January 1999 to August 2003, Mr. Kilanowski served as our Executive Vice President –Marketing and Research.

Mark A. Myers has served as our Executive Vice President – Chief Operating Officer, Midwest Rendering since May 2006.  From January 2001 to May 2006 Mr. Myers served as President and Chief Executive Officer of NBP.

Robert H. Seemann has served as our Executive Vice President – Sales and Services since August 2004.  From 2003 to 2004, Mr. Seemann served as Vice President of International and Foodservice of ConAgra Food Ingredients.  From 2001 to 2003, Mr. Seemann served as Vice President Sales and Marketing of Gilroy Foods, a division of ConAgra.

John F. Sterling has served as our Executive Vice President – General Counsel and Secretary since August 2007.  From 1997 to July 2007, Mr. Sterling worked for Pillowtex Corporation, where he served as Vice President, General Counsel and Secretary since 1999.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding future individual and company performance targets and goals.  These targets and goals are disclosed in the limited context of our company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance.  We specifically caution investors not to apply these statements to other contexts.

Overview of Darling’s Compensation Program

The compensation committee (for purposes of this analysis, the “committee”) of the Board oversees various executive and employee compensation plans and programs. It also has responsibility for continually monitoring these plans and programs to ensure that they adhere to our company’s compensation philosophy and objectives.  The committee determines the appropriate compensation levels of all executives, including the named executive officers whose compensation is discussed below, taking into account all forms of compensation, including retirement and post-retirement benefits and fringe benefits.  In determining various long-term and short-term compensation components, the committee considers our company’s performance, the current operating environment, relative shareholder return, and market compensation for similarly-situated executives.  The committee believes that the total compensation paid to the Chief Executive Officer, Executive Vice President–Finance and Administration (our principal financial officer) and the named executive officers should be fair, reasonable and competitive, taking the above factors into account.  Throughout this Proxy Statement, our Chief Executive Officer and Executive Vice President–Finance and Administration, as well as the other individuals included in the Summary Compensation Table, are referred to as the “named executive officers.”

The committee also evaluates and makes recommendations to the Board regarding our officer and director compensation plans, policies and programs, and reviews benefit plans for officers and employees.  The committee’s charter, which can be found on our website at http://www.darlingii.com/Investors.aspx, reflects the above-mentioned and other responsibilities.  The committee and the Board periodically review and, as appropriate, revise the charter.

The committee’s membership is determined by the Board and is composed entirely of independent directors, as defined under SEC rules and the listing standards of the NYSE.  Additionally, each member of the committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.  The committee meets as often as appropriate, but not less than twice annually, and it may also consider and take action by written consent.  Mr. Albrecht, the committee chairman, reports on committee actions and recommendations from time to time at Board meetings.  In addition, the committee has the authority to engage the services of outside advisers, experts and others to assist the committee.

This year, the committee has been particularly mindful of the troubled state of the U.S. and world economies and the sensitivities of the public (including our stockholders) to compensation awards that are not tied to performance.  In addition, the committee had discussed with the Board and our executives our continued emphasis on conservative management and our compensation philosophy, which is designed to minimize excessive risk-taking by allocating a significant portion of executive compensation to long-term incentives, as discussed more fully below.  The committee notes that our company had $807.5 million in net sales in fiscal 2008 (as opposed to $645.3 million in net sales in fiscal 2007) and fiscal 2008 net income of $54.6 million (as opposed to $45.5 million of net income in fiscal 2007).  Both net sales and net income demonstrated record high company performance in fiscal 2008.

Use of Consultant.  During fiscal 2004, pursuant to the independent authority provided in its charter, the committee first engaged Hewitt Associates (“Hewitt”), an outside global human resources consulting firm, to review executive compensation and our company’s incentive programs.  The committee, together with Hewitt, developed the Darling 2004 Omnibus Incentive Plan (the “2004 Omnibus Plan”), which our stockholders subsequently approved.  Under the 2004 Omnibus Plan, the committee has the discretion to create additional “subplans.”  In 2005, the committee, in collaboration with Hewitt, adopted a Long-Term Incentive Program Policy Statement (the “2005 LTIP Program”) to use as guidance in issuing awards under Darling’s Long-Term Incentive Plan (the “LTIP”).  The committee continues to consult with Hewitt from time to time in connection with its periodic review and refinement of our compensation programs.  Hewitt provides no other services to our company.

The committee and its chairman met with Hewitt multiple times in person and by teleconference during the course of reviewing our company’s executive compensation program for fiscal 2008.   As a result, in January 2008 the committee approved base compensation, a long-term incentive program and an annual incentive program for 2008 executive compensation that is more fully described below.  The 2005 LTIP Program was used as guidance in issuing the awards described herein under the LTIP for fiscal 2008.

2008 Review of Compensation Programs.  The committee periodically reviews our comprehensive executive compensation program to ensure that it remains competitive and is providing the proper mix of cash, equity, long-term and short-term incentive compensation for our executives.  During the review, the committee also analyzes its compensation philosophy and considers refinements to ensure continuing alignment of the philosophy with stockholder interests.  Therefore, during 2008, the committee engaged Hewitt to assist the committee in conducting a thorough review of our company’s executive compensation program, including our company’s incentive programs.  As a result of this review, Hewitt made various recommendations to the committee for refinements to our company’s executive compensation program.  On January 15, 2009, the committee adopted an Executive Compensation Program Policy Statement (the “2009 Compensation Policy”), which supersedes the 2005 LTIP Program for fiscal 2009 and beyond.  The 2009 Compensation Policy differs from the 2008 program in several respects, including the identification of three new comparison groups and a change in the financial objective component of the annual cash incentive and long-term incentive awards from an EBITDA target to a measurement of our company’s yearly return on gross investment (“ROGI”).  As used in this report, “EBITDA” generally means our company’s earnings before interest, taxes, depreciation and amortization as further described in the financial information included in our annual report to stockholders.  The committee concluded that a ROGI financial goal would better reflect the Board’s current and long-term strategic and financial objectives by evaluating our company’s relative performance to a comparison group over an extended period of time.

Compensation Program Objectives

The committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals and to align executives’ interests with those of our stockholders by rewarding performance above established goals with the ultimate objective of improving stockholder value.  In addition, the committee evaluates both performance and compensation to ensure that we maintain the ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives in the Comparison Group (as discussed below).  To achieve these objectives, the committee believes that executive compensation packages provided by our company to our executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

Setting Executive Compensation

Based on the foregoing objectives, the committee has structured our company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by our company and to reward the executives for achieving those goals.  Moreover, each year the committee reviews the executive compensation policies to ensure a nexus between executive compensation and the creation of stockholder value.  Therefore, each executive’s compensation is linked directly to our company’s performance through our use of a bonus structure that rewards exceptional performance, based upon the achievement of pre-established financial and operational goals and individual management objectives.  The committee considers both long-term and near-term strategic and financial objectives in designing our company’s overall compensation programs.  Each element of the program is addressed in the context of competitive conditions.  In determining competitive compensation levels, the committee considers annual guidance from Hewitt, particularly analysis provided by Hewitt with respect to total compensation and each element of compensation for executives for selected peer companies (collectively, the “Comparison Group”), and reviews of executive compensation paid by comparably-sized public companies. The Comparison Group used for fiscal 2008 was comprised of a general industry group of over 750 companies adjusted to our company’s annual revenues.  This Comparison Group was selected in 2004 following a review in which the committee concluded that due to a lack of direct peers in the industry, a broader and more diverse set of companies from a much larger database was appropriate.  This approach was used in fiscal years 2004 through 2008.

The committee compares numerous elements of executive compensation (i.e., base salaries, annual incentive compensation, long-term incentive compensation, retirement benefits and certain material perquisites) to establish whether our company’s proposed compensation programs are competitive with those offered by members of the Comparison Group.  The committee generally sets total compensation for the named executive officers at or near the 50th percentile of total compensation paid to similarly situated executives of the companies comprising the Comparison Group.  Variations from the 50th percentile level may occur, as dictated by the experience level of the individual and market factors.  Further, the 50th percentile compensation target may be exceeded for a year in which performance significantly exceeds goals.

A significant percentage of total compensation is allocated to incentive compensation that rewards exceptional performance as a result of the objectives mentioned above.  The committee reviews information provided by Hewitt to determine the appropriate level and mix of incentive compensation, based on the Comparison Group and “best practices” employed by consistently high-performing companies.  Incentive compensation is paid as a result of the performance of our company and/or the individual, depending on the type of award, compared to established goals.  Although performance levels are established at levels that are reasonably obtainable, executive officers must attain better than expected planned performance in order to earn a significant percentage of available incentive compensation.  For example, in fiscal years 2005, 2006, 2007 and 2008, payout for all incentive based compensation (except for specific bonuses paid in 2006 and 2007 related to the successful integration of NBP, which we acquired in 2006) was predicated upon the required achievement of at least 90% of targeted EBITDA.  We did not obtain this pre-established financial performance goal for fiscal 2005 or for fiscal 2006 and, therefore, none of the compensation paid or awarded to the named executive officers for these fiscal years was performance-based (except for the incentive based compensation for fiscal 2006 related to the successful integration of NBP).

Role of Executive Officers in Compensation Decisions

The committee makes all compensation decisions for the named executive officers.  The Chief Executive Officer annually reviews the performance of each named executive officer (other than himself, as his performance is reviewed by the committee).  The conclusions reached by the Chief Executive Officer and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the committee.  The committee then exercises its discretion in modifying any recommended adjustments or awards to executives.

Elements of Compensation for Fiscal 2008

For fiscal 2008, the elements of compensation for the named executive officers were:

•	base salary;
•	annual incentive bonus;
•	long-term incentive compensation;
•	retirement benefits; and
•	perquisites and other personal benefits.

In addition, the employment agreement with our Chief Executive Officer and Senior Executive Termination Benefits Agreements with certain other named executive officers provide for potential payments upon termination of employment for a variety of reasons.  Each of the elements of our company’s executive compensation program for fiscal 2008 is discussed in the following paragraphs.

Base Salary.  Our company provides named executive officers and other employees with a base salary to compensate them for services rendered during each fiscal year.  Base salary ranges for named executive officers are determined for each executive based on his position and responsibility by using market data supplied by Hewitt.  Base pay is designed to be competitive compared with median prevailing market rates at general industrial companies that have similar total revenue and market capitalization and/or compete with our company for management talent.  Executive positions are grouped by grades, which are part of our company’s overall salary structure.  The committee, in consultation with Hewitt, periodically reviews base salaries of senior executives, in addition to those established by employment agreements, to determine if adjustment is necessary based on competitive practices and economic conditions.  Base salary for senior executives will also be reviewed and adjustment may be made based on individual performance and the individual’s skills, experience and background.

Annual Incentive Bonus.  Annual incentive compensation awards are made pursuant to the terms of our company’s incentive plan (the “annual incentive plan”), which is adopted annually as a subplan to the 2004 Omnibus Plan.  Our company’s annual incentive plan is determined and administered by the committee and provides incentive cash bonuses to corporate, regional and plant management employees.  In determining the amount of target annual incentives under the annual incentive plan, the committee considers several factors, including:

•	the desire to ensure that a substantial portion of potential total compensation is performance-based; and

•	the advice of Hewitt as to compensation practices at other companies in the Comparison Group, as well as general information on “best practices” among high-performing companies.

In January 2008, the committee established the target components of the 2008 annual incentive plan with specific elements in both financial and business objective areas.   The financial objective component of the annual incentive bonus is predicated solely on our company’s achievement of targeted EBITDA, while the business objective component of the annual incentive bonus is predicated on both our company’s achievement of targeted EBITDA and the participant’s achievement of specific strategic, personal and operational goals (“Personal Goals”).  Incentive compensation earned under each component is calculated independently and then aggregated to determine the total amount of a participant’s annual incentive bonus.  Assuming our company’s achievement of 100% of targeted EBITDA and the participant’s achievement of 100% of his Personal Goals, the financial objective component would make up 75% and the business objective component would make up 25% of a participant’s total annual incentive bonus.  The committee set incentive award levels with reference to competitive conditions and to motivate executives by providing substantial bonus payments for the achievement of both our company’s and individual goals.  For fiscal 2008, the committee set the award levels to produce an annual incentive payment at target levels that approximate the 60th percentile level for similarly situated executives in the Comparison Group.

The committee selected targeted EBITDA as the relevant company financial goal for fiscal 2008 because the committee believed that the EBITDA target reflected the overall goals and long-term strategic direction that the Board had set for our company.  EBITDA is an important non-GAAP valuation tool that potential investors use to measure our profitability against other companies in our industry.  The committee set fiscal 2008 target EBITDA by using a combination of the following factors:

•	reasonable growth expectations taking into account a variety of circumstances faced by our company;

•	commodity market conditions and the related impact on our finished products and energy costs;

•	prior fiscal year EBITDA; and

•	stockholder value.

The Personal Goals were established based on objective factors.  The types and relative importance of the Personal Goals varied among our executives depending upon their positions and the particular operations or functions for which they were responsible and included:

•	achieving pre-established levels of selling, general and administrative expenses;

•	achieving certain per unit operating costs;

•	achieving sales growth;

•	achieving safety goals; and

•	achieving certain strategic initiatives.

Following the end of the year, the committee analyzed each executive’s performance to determine to what extent the Personal Goals were met during the year.  Following a recommendation from our Chief Executive Officer (except as to himself), the committee determined a payout percentage for each executive, including the Chief Executive Officer,  based on its assessment of the achievement of these goals.

For fiscal 2008, the financial objective component of the annual incentive bonus for each executive began payout at achievement of EBITDA equal to approximately 82% of the target EBITDA (the “threshold EBITDA”) and increased if actual performance exceeded the threshold EBITDA, up to a maximum payout for achievement of (i) 175% of the threshold EBITDA for our Chief Executive Officer and  Executive Vice President–Finance and Administration and (ii) 150% of the threshold EBITDA for all other executive officers.  The business objective component of the annual incentive bonus for each executive began payout at achievement of 90% of the threshold EBITDA and achievement of at least 75% of the Personal Goals, up to a maximum payout for achievement of the target EBITDA.  The threshold, target and maximum annual incentive bonus opportunity for each of the named executive officers is shown in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column of the fiscal year 2008 Grants of Plan Based Awards Table included elsewhere in this Proxy Statement.

Our company reached the maximum percentage levels of EBITDA for fiscal 2008, and, therefore, an annual incentive bonus was awarded to each of the named executive officers.  The amount of the bonus for each named executive officer is included in the Non-Equity Incentive Plan Compensation column of the fiscal year 2008 Summary Compensation Table included elsewhere in this Proxy Statement.

Long-Term Incentive Compensation.  The principal purpose of the LTIP is to encourage our executives to enhance the value of our company and, hence, the price of our company’s stock and the stockholders’ return.  The long-term incentive component of the compensation system is also designed to create retention incentives for the individual and to provide an opportunity for increased equity ownership by executives.  The committee sets the total award levels under the LTIP to produce an annual long-term incentive payment at target levels that approximate the 30th percentile level for similarly situated executives in the Comparison Group.

Performance Based Restricted Stock.  The committee may grant restricted stock under the LTIP (referred to below as “Performance Based Restricted Stock”).  Generally, the committee considers grants of Performance Based Restricted Stock annually and with the assistance of Hewitt determines the dollar value or number of shares to be granted in each instance.  In making that determination, the committee considers the impact of Performance Based Restricted Stock grants in the context of each executive’s aggregate compensation package.  The purpose for granting Performance Based Restricted Stock to executives is to enhance the incentive for them to remain with our company and to align their interests with attractive stockholder returns.  We also believe that long-term grants, such as Performance Based Restricted Stock awards, disincentivize excessive risk-taking by executives. Performance Based Restricted Stock does not have an exercise price and vests based upon either (i) an employee’s time and service with our company (generally four years) or (ii) predetermined increases in stock price.  Award sizes are determined based upon a competitive compensation analysis and target compensation provided by Hewitt, and the entire award is granted when, but only if, a financial target (which in fiscal 2008 was EBITDA) is achieved.   The committee awarded dollar value Performance Based Restricted Stock opportunities for fiscal 2008 to certain of our officers, including each of the named executive officers except Mr. Myers (the “2008 Restricted Stock Awards”).  The Performance Based Restricted Stock underlying the 2008 Restricted Stock Awards was granted and issued to the recipients on March 10, 2009, after it was determined that we exceeded the target EBITDA.  The number of shares of Performance Based Restricted Stock issued under the 2008 Restricted Stock Awards was determined based on the closing price of our common stock on the NYSE on March 9, 2009.  The awards vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.

Stock Options.  Under the LTIP, the named executive officers may also receive annual grants of stock options.  Under the 2005 LTIP Program, any such options were required to be premium stock options with an exercise price of the fair market value (the closing price of a share of our common stock on the NYSE) on the date of the grant (or if there was no trading of our common stock on the date of grant, on the next preceding date on which there was trading in our common stock), plus 10%.  Any stock options issued under the LTIP would vest over three years in equal increments and, therefore, would be tied directly to stockholder returns.  Stock options align executives’ interests with those of the stockholders because if the price of the stock does not appreciate from the price established at the grant date, the executive obtains no value.  The granting under the LTIP of any stock options would be conditioned upon our company’s achievement of a certain financial target determined by the committee (which, as mentioned above, for fiscal 2008 was EBITDA).  Stock options were not included in our incentive plan for fiscal 2008.

Additional Awards.  The committee periodically evaluates the advisability of grants of long-term incentives to our executives and other employees.  The committee will make additional awards as it determines are appropriate, advisable and in the best interests of our company, all in accordance with the 2004 Omnibus Plan.

Practices Regarding the Grant of Options and Other Equity-Based Awards.  If applicable, our company generally makes grants to our named executive officers and other senior management on a once-a-year basis.  Accordingly, the committee typically makes all of these grants of options or other equity-based awards either near the end of the applicable fiscal year or in the beginning of the following fiscal year.

Our company does not have a program, plan or practice to time annual or ad hoc grants of stock options or other equity-based awards in coordination with the release of material non-public information or otherwise.  Our company does not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date or the business day immediately preceding the grant date.  Our company does not have a practice of determining the exercise price of option grants by using average prices or lowest prices of our common stock in a period preceding, surrounding or following the grant date.

Retirement Benefits.  Our company’s Salaried Employees’ Retirement Plan is a non-contributory defined benefit plan.  Office and supervisory employees not covered under another plan automatically become participants in the Salaried Employee’s Retirement Plan on the earlier of January 1 or July 1 following completion of 1,000 hours of service in a consecutive twelve-month period.  Upon meeting the eligibility requirement, employees are recognized as participants from the date of commencement of their service with our company.  Eligible employees become fully vested in their benefits after completing five years of service.  Benefits under the Salaried Employee’s Retirement Plan are calculated on “average monthly pay” based upon the highest 60 consecutive months of the latest 120 months (and subject to the limitations discussed above) and the years of service completed.

As part of a comprehensive overhaul of our company’s retirement benefit programs, the pension benefit accrued by participants in the Salaried Employee’s Retirement Plan was changed effective January 1, 2008.  All participants are entitled to their accrued benefit as of December 31, 2007.   The basic pension benefit up until December 31, 2007 was equal to 45% of the employee’s average monthly pay, reduced proportionally for years of service less than 25 years, with such multiple increasing by 0.5% per year for years of service in excess of 25 years to a maximum of 15 additional years.  Effective January 1, 2008, for service years earned going forward, the benefit accrual will be 0.25% per year.  Benefits are not subject to reduction for Social Security benefits or any other offset.

Up until December 31, 2007, Mr. Myers was covered under an NBP 401(k) and profit sharing plan that was assumed by our company as part of the NBP Acquisition.  Beginning January 1, 2008, Mr. Myers participates in our company’s retirement plans.

Perquisites and Other Personal Benefits.  Our company provides named executive officers with perquisites and other personal benefits, reflected in the All Other Compensation column in the Summary Compensation Table on page 21, that our company and the committee believe are reasonable and consistent with our overall compensation program to better enable our company to attract and retain superior employees for key positions.  The committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

These perquisites include automobile allowances and/or use of company automobiles, club dues and participation in the plans and programs described above.

Employment Arrangements and Post-Termination Compensation.  Our company has entered into an employment agreement with our Chief Executive Officer and Senior Executive Termination Benefits Agreements with certain other of our officers, including each of the named executive officers that provide for, among other things, potential payments and other benefits upon termination of employment for a variety of reasons.  See “Mr. Stuewe’s Employment Agreement” and “Potential Payments upon Termination or Change-in-Control” included elsewhere in this Proxy Statement for a description of these agreements, including the severance benefits thereunder.

The committee believes that these severance arrangements are an important part of overall compensation for our named executive officers.  The committee approved specific change of control provisions in certain of these agreements to provide reasonable personal protection to our senior executives in the context of an actual or potential change of control of our company.  In addition, the committee views these arrangements as preventing management distraction during the critical periods prior to and immediately following a change of control.  The committee also believes that severance and change of control arrangements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their senior employees.

Tax and Accounting Implications

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code places a limitation on tax deductions of any publicly-held corporation for individual compensation to certain executives of that corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based.  The committee uses, where practical, compensation policies and programs that preserve the tax deductibility of executive compensation; however, the committee at its sole discretion may approve payment of nondeductible compensation from time to time if the committee determines that it is in the best interest of our company to do so.

Accounting for Stock Based Compensation.  Our company’s stock option grant policies have been impacted by the implementation of SFAS No. 123R, which we adopted in the first quarter of fiscal 2006.  Under this accounting pronouncement, we are required to value unvested stock options granted prior to our adoption of SFAS No. 123R under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period.

COMPENSATION COMMITTEE REPORT

The compensation committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on that review and those discussions, the compensation committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee O. Thomas Albrecht, Chairman
C. Dean Carlson
Marlyn Jorgensen
Charles Macaluso
John D. March
Michael Urbut

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Summary Compensation Table

The following table sets forth certain information with respect to the total compensation paid or earned by each of our named executive officers for our fiscal years 2008, 2007 and 2006.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compen- sation (4)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings (7)	All Other Compen- sation	Total

Randall C. Stuewe	2008	$637,000	—	$186,500 (2)	—	$2,278,620	$15,843	$32,941	(8)	$3,150,904
Chairman and	2007	600,000	$505,902 (1)	93,000 (3)	—	1,197,003	17,019	24,734		2,437,658
Chief Executive Officer	2006	525,000	250,000 (5)	200,600 (6)	—	—	16,552	19,167		1,011,319

John O. Muse	2008	331,250	—	72,000 (2)	—	844,688	62,258	33,766	(9)	1,343,962
Executive Vice President –	2007	309,000	336,425 (1)	36,000 (3)	—	440,326	55,276	20,991		1,198,018
Finance and Administration	2006	300,000	150,000 (5)	133,399 (6)	—	—	49,449	15,656		648,504

Neil Katchen	2008	265,000	—	67,000 (2)	—	413,069	6,799	27,971	(10)	779,839
Executive Vice President –	2007	250,000	126,476 (1)	34,000 (3)	—	253,124	38,870	10,737		713,207
COO, Retail and Service	2006	240,000	50,000 (5)	50,150 (6)	—	—	32,292	2,772		375,214

Mark A. Myers	2008	445,403	—	—	—	489,888	4,732	24,755	(11)	964,778
Executive Vice President –	2007	427,215	126,476 (1)	—	—	317,741	—	32,561		903,993
COO, Midwest Rendering	2006	271,000	—	50,150 (6)	—	—	—	27,796		348,946

John F. Sterling (13)	2008	253,000	—	25,000 (2)	—	410,751	11,058	19,951	(12)	719,760
Executive Vice President –	2007	—	—	—	—	—	—	—		—
General Counsel and Secretary	2006	—	—	—	—	—	—	—		—

(1)	Represents cash payments made in fiscal 2007 pursuant to a discretionary plan relating to the successful integration of NBP.
(2)
With respect to Messrs. Stuewe, Muse and Katchen, represents the sum of the aggregate grant date fair value under SFAS No. 123R of awards of restricted stock on March 10, 2009 and March 3, 2008 pursuant to the LTIP.  With respect to Mr. Sterling, represents the aggregate grant date fair value under SFAS No. 123R of an award of restricted stock on March 10, 2009 pursuant to the LTIP.  See “Elements of Compensation for Fiscal 2008 – Long-Term Incentive Compensation” on page 18.  See Note 12 of the consolidated financial statements in our Annual Report for the fiscal year ended January 3, 2009 regarding assumptions underlying valuation of equity awards.

(3)
Represents the aggregate grant date fair value under SFAS No. 123R of awards of restricted stock on March 3, 2008 pursuant to the LTIP.  See Note 12 of the consolidated financial statements in our Annual Report for the fiscal year ended January 3, 2009 regarding assumptions underlying valuation of equity awards.

(4)
The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the amounts earned and payable to each named executive officer for fiscal 2008 and 2007, as the case may be, under the applicable annual incentive plan.  For fiscal 2008, these amounts are the actual amounts earned under the awards described in the fiscal 2008 Grants of Plan-Based Awards table on page 23.  For fiscal 2008, payments under the annual incentive plan were calculated as described in “Elements of Compensation for Fiscal 2008 – Annual Incentive Bonus” on page 17.

(5)	Represents the closing cash payment pursuant to an Integration Success Incentive Award Plan paid upon closing of the NBP Acquisition (the “Integration Success Incentive Award Plan”).

-21  -

(6)
Represents the aggregate grant date fair value under SFAS No. 123R of the additional stock-based compensation paid in our common stock pursuant to the Integration Success Incentive Award Plan.  See Note 12 of the consolidated financial statements in our Annual Report for the fiscal year ended January 3, 2009 regarding assumptions underlying valuation of equity awards.

(7)
Historically, our company has used an October 1 measurement date for its defined benefit plans.  Our company changed to a fiscal year end measurement date at the end of fiscal 2008 as required by SFAS 158, Employers’ Accounting for Defined Benefit Pension and Other Post-Retirement Plans – an Amendment of FASB Statements No. 87, 88, 106 and 132(R).  Thus, the item for fiscal 2008 represents the change in the actuarial present value of the named executive officers’ accumulated benefits under the Darling International Inc. Salaried Employees’ Retirement Plan from October 1, 2007 to January 3, 2009.  This change is the difference between the fiscal 2007 and fiscal 2008 measurements of the present value, assuming that benefit is not paid until age 65.  The item for fiscal 2007 represents the change in the actuarial present value of the named executive officers’ accumulated benefits from October 1, 2006 to October 1, 2007.  This change is the difference between the fiscal 2006 and fiscal 2007 measurements of the present value, assuming that benefit is not paid until age 65.  Each of these amounts was computed using the same assumptions used for financial statement reporting purposes under FAS 87, Employers’ Accounting for Pensions as described in Note 13 of the consolidated financial statements in our Annual Report for the fiscal year ended January 3, 2009.

(8)	Represents $17,783 in personal auto use, $5,407 in club dues paid by our company, $551 in group life and $9,200 in employer contributions to our company’s 401(k) plan.
(9)	Represents $13,223 in personal auto use, $5,407 in club dues paid by our company, $1,336 in group life and $13,800 in employer contributions to our company’s 401(k) plan.
(10)	Represents $12,309 in personal auto use, $1,862 in group life and $13,800 in employer contributions to our company’s 401(k) plan.
(11)	Represents $12,000 in auto allowance, $1,255 in group life and $11,500 in employer contributions to our company’s 401(k) plan.
(12)	Represents $9,218 in personal auto use, $1,533 in club dues paid by our company and $9,200 in employer contributions to our company’s 401(k) plan.
(13)	Mr. Sterling did not become a named executive officer until fiscal 2008. Accordingly, no information is given in this table for fiscal years prior to 2008.

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Grants of Plan-Based Awards

The following table sets forth certain information with respect to the plan-based awards granted to the named executive officers during the fiscal year ended January 3, 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (2)	Maximum (#)

Randall C. Stuewe	1/11/08	$11,148	$445,913	$2,278,620	–	126,871	–	–	–	–

John O. Muse	1/11/08	$ 4,141	$165,625	$ 844,688	–	48,980	–	–	–	–

Neil Katchen	1/11/08	$ 3,313	$132,500	$ 413,069	–	45,578	–	–	–	–

Mark A. Myers	1/11/08	$ 3,824	$152,951	$ 489,888	–	–	–	–	–	–

John F. Sterling	1/11/08	$ 3,160	$126,385	$ 410,751	–	34,014	–	–	–	–

(1)
Non-equity incentive awards granted each of the named executive officers pursuant to the 2008 annual incentive plan.  These amounts assume achievement of 100% of the Personal Goals of the personal objective component of the annual incentive bonus payable pursuant to the annual incentive plan.  Actual payments under these awards have already been determined and paid and are included in the Non-Equity Incentive Plan Compensation column of the fiscal year 2008 Summary Compensation Table.  For a detailed discussion of the annual incentive plan for fiscal year 2008, see “Elements of Compensation for Fiscal 2008 – Annual Incentive Bonus” on page 17.

(2)
Represents the Performance Based Restricted Stock underlying the 2008 Restricted Stock Awards, which stock was granted and issued to the recipients on March 10, 2009, after it was determined that our company exceeded the target EBITDA.  The number of shares of Performance Based Restricted Stock issued under the 2008 Restricted Stock Awards was determined based on the closing price of our company’s common stock on the NYSE on March 9, 2009.  The awards vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.  For a detailed discussion of the 2008 Restricted Stock Awards, see “Elements of Compensation for Fiscal 2008 – Long-Term Incentive Compensation” on page 18.

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Mr. Stuewe’s Employment Agreement

We are party to an employment agreement with Mr. Stuewe that was amended and restated effective as of January 1, 2009, pursuant to which Mr. Stuewe is employed through December 31, 2009 with automatic extensions thereafter unless Mr. Stuewe’s employment is terminated earlier (i) by our company without cause (as defined in the agreement and discussed below) on not less than thirty days prior notice to Mr. Stuewe, (ii) by our company for cause (as defined in the agreement and discussed below) or upon Mr. Stuewe’s death or disability or (iii) by Mr. Stuewe for good reason (as defined in the agreement and discussed below).

Mr. Stuewe is employed as our Chairman and Chief Executive Officer.  The employment agreement provides for a minimum annual base salary of $675,000, subject to increases at the discretion of the compensation committee of our Board, and an annual bonus paid pursuant to our company’s employee bonus plan in accordance with personal and company performance targets established annually by our compensation committee in consultation with Mr. Stuewe.  The agreement also provides for Mr. Stuewe to receive our standard retirement and welfare benefits for executive officers.  Furthermore, under his employment agreement, Mr. Stuewe is entitled to receive an allowance of $2,000 per month for the exclusive purpose of purchasing or leasing a new automobile of his choice.

Cause is defined in Mr. Stuewe’s employment agreement to mean: (i) Mr. Stuewe’s breach of certain covenants in the employment agreement, including covenants in respect of confidentiality, non-competition and non-solicitation by Mr. Stuewe, (ii) Mr. Stuewe’s conviction by, or entry of a plea of guilty or no contest in, a court of competent and final jurisdiction for any crime (whether felony or misdemeanor) involving moral turpitude or punishable by imprisonment, (iii) Mr. Stuewe’s commission of any crime, act of fraud, embezzlement or theft upon or against our company in connection with his duties or in the course of his employment with our company or otherwise, or Mr. Stuewe’s commission of any crime, act of fraud, embezzlement or theft upon or against any third party, (iv) Mr. Stuewe’s continuing failure or refusal to perform his duties as required by the employment agreement or (v) gross negligence, insubordination, material violation by Mr. Stuewe of any duty of loyalty to our company or any other material misconduct on the part of Mr. Stuewe.  In order to be terminated for the reasons stated in (iv) and (v), Mr. Stuewe must receive written notice from the Board stating the nature of Mr. Stuewe’s failure or refusal to comply with the terms of the employment agreement and must be given an opportunity to correct the act or omission complained of.

Good reason is defined in Mr. Stuewe’s employment agreement to mean the occurrence of any of the following events or actions: (i) any material reduction in Mr. Stuewe’s base salary, (ii) Mr. Stuewe’s assignment of substantial duties materially inconsistent with his position as Chief Executive Officer or his experience or his demotion to a lesser position, (iii) our company’s failure to nominate Mr. Stuewe to the Board or removal of Mr. Stuewe from the Board (other than for cause or because of legal requirement), (iv) our company’s failure to pay or provide any amount of compensation or any material benefit that is due pursuant to the employment agreement or any plan, program, arrangement or policy with Mr. Stuewe, (v) a material increase in the indebtedness of our company over Mr. Stuewe’s objections or (vi) Mr. Stuewe’s resignation within ninety days following a change of control (as defined in the agreement) of our company.  A finding of good reason pursuant to the above definition is not effective unless Mr. Stuewe provides our company with written notice within sixty calendar days of becoming aware of the facts and circumstances giving cause to the “good reason” and, if the facts and circumstances are capable of being cured, gives our company the opportunity to cure within thirty days of the notice.

At the commencement of Mr. Stuewe’s initial employment agreement, February 3, 2003, we granted Mr. Stuewe stock options to purchase 250,000 shares of our common stock at $1.96 per share (an option exercise price equal to 100% of the fair market value of our common stock on that date) pursuant to the terms of our 1994 Employee Flexible Stock Option Plan and an individual stock option agreement between Mr. Stuewe and us.  On each of February 3, 2003, 2004, 2005 and 2006, 62,500 options became exercisable.

In addition, on July 1, 2003, we granted Mr. Stuewe stock options to purchase 250,000 shares of our common stock at $2.30 per share (an option exercise price equal to 100% of the fair market value of our common stock on that date) pursuant to the terms of our 1994 Employee Flexible Stock Option Plan and an individual stock option agreement between Mr. Stuewe and us.  On each of  July 1, 2003, 2004, 2005 and 2006, 62,500 options became exercisable.

Mr. Stuewe’s employment agreement also includes severance arrangements.  This severance agreement is discussed under the heading “Potential Payments upon Termination or Change of Control” on page 26.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer that are outstanding as of fiscal year ended January 3, 2009:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Randall C. Stuewe	150,000 127,100 82,600	– – –	$2.30 $4.16 $3.94	07/01/2013 11/19/2014 06/16/2015	20,126	$119,347

John O. Muse	46,200	–	$3.94	06/16/2015	7,770	46,076

Neil Katchen	41,100 26,700	– –	$4.16 $3.94	11/19/2014 06/16/2015	7,230	42,874

Mark A. Myers	–	–	–	–	–	–

John F. Sterling	–	–	–	–	–	–

(1)
These shares are part of awards granted on March 3, 2008.  The awards vest in four equal installments.  The first installment vested immediately upon the grant date and the remaining three installments vest on the next three anniversary dates of the grant.

Option Exercises and Stock Vested

The following table lists the number of shares acquired and the value realized as a result of option exercises by the named executive officers during the fiscal year ended January 3, 2009, and the value of any restricted stock that vested during the fiscal year ended January 3, 2009.

	Option Awards		Stock Awards
	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Randall C. Stuewe	350,000	$4,624,500	256,709	$993,255

John O. Muse	71,000	$788,810	2,590	$36,001

Neil Katchen	—	—	2,410	$33,499

Mark Myers	—	—	—	—

John F. Sterling	—	—	—	—

Pension Benefits

The following table shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each named executive officer, under our Salaried Employees’ Retirement Plan determined using interest rate and post-retirement mortality rate assumptions. These values are calculated assuming retirement at age 62, the earliest age at which a participant can receive an unreduced retirement benefit from our Salaried Employees’ Retirement Plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Randall C. Stuewe	Salaried Employees’ Retirement Plan	5.83	$90,347	–
John O. Muse	Salaried Employees’ Retirement Plan	11.17	$426,302	–
Neil Katchen	Salaried Employees’ Retirement Plan	38.58	$1,070,368	–
Mark A. Myers	Salaried Employees’ Retirement Plan	1.0	$4,732	–
John F. Sterling	Salaried Employees’ Retirement Plan	1.42	$11,058	–

        If the named executive officers remain employees of our company until they reach age 65, the years of credited service for Messrs. Stuewe, Muse and Katchen will be as follows: Stuewe, 26 years; Muse, 17 years; Katchen, 41 years; Myers, 9 years; and Sterling, 22 years.

The present value of accumulated benefits has been calculated as of January 3, 2009, which is the measurement date for financial statement reporting purposes.  The present value of accumulated benefits has been calculated assuming an age 62 retirement date (the earliest unreduced retirement age under the plan) and no pre-retirement death, disability, or withdrawal was assumed.  All other assumptions used (including a 6.10% discount rate and a projection of the RP-2000 Combined Mortality Tables) are consistent with the assumptions used for our company's audited financial statements for the fiscal year ended January 3, 2009.  See Note 13 of the consolidated financial statements in our Annual Report for the fiscal year ended January 3, 2009 for more information regarding the assumptions underlying the valuation of the pension benefits.

Information regarding our Salaried Employees’ Retirement Plan and the terms and conditions of payments and benefits available under the plan can be found under the heading “Elements of Compensation for Fiscal 2008 – Retirement Benefits” on page 19.

Potential Payments upon Termination or Change of Control

Mr. Stuewe’s employment agreement includes provisions pursuant to which he is entitled to the following severance and other payments upon his termination:

•
Termination upon Death:  In the event that Mr. Stuewe’s employment with our company terminates as the result of his death, Mr. Stuewe’s designated beneficiary is entitled to receive the following amounts: (i) accrued but unpaid base salary through the date of termination, in a lump sum payment, within thirty days of termination; (ii) earned but unpaid bonus for a completed fiscal year, in a lump sum payment, within thirty days of termination; (iii) business expenses and accrued vacation pay, in a lump sum payment, within thirty days of termination; (iv) amounts to which Mr. Stuewe is entitled pursuant to Mr. Stuewe’s participation in employee benefit plans (the above amounts are collectively referred to as the “Accrued Entitlements” ); and (v) death benefits equal to two times Mr. Stuewe’s then-effective base salary pursuant to a group life insurance policy maintained at our company’s expense.

•
Termination upon Disability:  In the event that Mr. Stuewe’s employment with our company terminates as the result of his disability (as defined in his employment agreement), Mr. Stuewe is entitled to receive (i) the Accrued Entitlements and (ii) $10,000 per month until Mr. Stuewe reaches 65 years of age pursuant to a group disability policy maintained at our company’s expense.

•
Termination for Cause; Resignation without Good Reason:  If our company terminates Mr. Stuewe for cause (as defined in his employment agreement and discussed above) or Mr. Stuewe resigns without good reason (as defined in his employment agreement and discussed above), Mr. Stuewe is entitled to receive the Accrued Entitlements only.

•
Termination without Cause; Resignation for Good Reason:  If our company terminates Mr. Stuewe without cause or Mr. Stuewe resigns for good reason (other than following a change of control), Mr. Stuewe is entitled to receive the following payments, among others:  (i) the Accrued Entitlements; (ii) a lump sum payment, within thirty days of the date of termination, equal to two times Mr. Stuewe’s base salary at the highest rate in effect in the preceding twelve months; and (iii) an amount equal to the bonus that he would have been entitled to at year end, but only if our company’s performance to the termination date would entitle him to the bonus.

•
Termination upon a Change of Control of our company:  If our company terminates Mr. Stuewe without cause within twelve months following a change of control or Mr. Stuewe resigns within ninety days following a change of control, Mr. Stuewe is entitled to the following payments, among others:  (i) the Accrued Entitlements; (ii) a lump sum payment, within thirty days of the date of termination, equal to three times Mr. Stuewe’s base salary at the highest rate in effect in the preceding twelve months; and (iii) an amount equal to the bonus that he would have been entitled to at year end, but only if our company’s performance to the termination date would entitle him to the bonus.

Pursuant to Mr. Stuewe’s employment agreement, subject to certain exceptions, during Mr. Stuewe’s employment with our company and for a period of (i) two years thereafter in the event of termination without cause, (ii) three years thereafter in the event of termination upon a change of control and (iii) one year thereafter in each other instance (the “Restricted Period”), Mr. Stuewe may not have any ownership interest in, or be an employee, salesman, consultant, officer or director of, any entity that engages in the United States, Canada or Mexico in a business that is similar to that in which our company is engaged in the territory.  Subject to certain limitations, Mr. Stuewe’s employment agreement also prohibits him from soliciting our company’s customers, employees or consultants during the Restricted Period.  Further, Mr. Stuewe is required by his employment agreement to keep all confidential information in confidence during his employment and at all times thereafter.

Mr. Stuewe’s employment agreement contains a provision that provides that, if following a change of control, Mr. Stuewe’s employment is terminated and as a result of payments made to him in connection with the change of control an excise tax penalty is imposed on Mr. Stuewe under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), our company would be required to make a gross-up payment to Mr. Stuewe sufficient to cover the excise tax.  Additionally, we amended Mr. Stuewe’s employment agreement in certain respects to comply with Section 409A of the Code and the guidance promulgated thereunder.

We have also entered into severance agreements with each of Messrs. Muse, Katchen, Myers and Sterling, which provide that, subject to certain conditions, we must continue to pay the executive upon any termination of his employment (except termination by reason of the voluntary resignation, termination for cause or termination by reason of normal retirement) for one year (or 18 months in the case of Mr. Muse) (i) his annual base salary in effect at the time of his termination or, in the case of Mr. Muse, his annual base salary at the highest rate in effect in the preceding twelve months (the “Termination Payment Amount”), (ii) any accrued vacation pay due but not yet taken at the date of his termination, (iii) life, disability, health and dental insurance, and certain other similar fringe benefits of our company (or similar benefits provided by our company) in effect immediately prior to the date of termination to the extent allowed under the applicable policies.

These severance agreements contain covenants for the benefit of our company relating to the protection of our confidential information, return of company property, non-solicitation of our employees during employment and for one year thereafter, non-disparagement of our company and its business, continued cooperation in certain matters involving our company and requiring the executive officer to mitigate required payments under the severance agreement by seeking other comparable employment as promptly as practicable after termination and causing any amount earned from any other employment to offset amounts payable under the severance agreement.  The employee fringe benefits provided for in these severance agreements terminate when the executive officer obtains other employment.

In addition to the foregoing, Mr. Muse’s severance agreement also provides that if our company terminates Mr. Muse’s employment without cause within twelve months following a change of control (as defined in Mr. Muse’s severance agreement) or Mr. Muse resigns within ninety days following a change of control, then in lieu of the Termination Payment Amount (discussed above) and subject to certain conditions, Mr. Muse will receive a lump sum payment within thirty days of the date of termination equal to three times Mr. Muse’s annual base salary at the highest rate in effect in the preceding twelve months (the “Change of Control Termination Payment”).  The Change of Control Termination Payment is not subject to the mitigation provision described above with respect to the Termination Payment Amount.  Mr. Muse’s severance agreement also provides that if Mr. Muse’s employment is terminated following a change of control and an excise tax penalty is imposed on Mr. Muse under Section 280G of the Code, our company would be required to make a gross-up payment to Mr. Muse sufficient to cover the excise tax.

The tables below reflect the amount of compensation to each of the named executive officers of our company in the event of termination of the executive officer’s employment or upon a change of control.  The amount of compensation payable to each named executive officer upon termination for cause, voluntary resignation, termination without cause, termination due to death or disability, or upon a change of control is shown below.  The amounts shown assume that the termination or change of control was effective as of January 3, 2009, and thus include amounts earned through that date and are estimates of the amounts that would be paid to each executive officer listed upon his termination.  The actual amounts to be paid can only be determined at the time of the applicable executive officer’s separation from our company.
By Company for Cause	Voluntary Resig- nation	By Company Without Cause or Resignation for Good Reason	Death or Disability	Change in Control (Without Termination)	By Company Without Cause or Resignation for Good Reason Following a Change of Control

Randall C. Stuewe
Compensation	–	–	$1,274,000	(1)	–		–	$1,911,000	(2)
Annual Incentive Bonus (3)	–	–	2,278,620		$2,278,620		–	2,278,620
Excise Tax Gross-Up	–		–		–		–	1,481,848	(4)
Life Insurance Benefits	–	–	–		1,274,000	(5)	–	–
Accrued Vacation (6)	$50,000	$50,000	50,000		50,000		–	50,000
Health and Welfare	–	–	34,000	(7)	–		–	50,000	(8)
Disability Income	–	–	–		1,454,000	(9)	–	–
Equity Awards (10)	–	–	119,000		119,000		$119,000	119,000
Pension Accrual (11)	–	–	11,000		–		–	11,000
Relocation Expenses	–	–		(12)	–		–		(12)

(1)
Reflects the lump-sum value of the compensation to be paid to Mr. Stuewe in accordance with his employment agreement, which is two times his base salary at the highest rate in effect in the preceding twelve months.

(2)
Reflects the lump-sum value of the compensation to be paid to Mr. Stuewe in accordance with his employment agreement, which is three times his base salary at the highest rate in effect in the preceding twelve months.

(3)
Reflects amount due Mr. Stuewe under the 2008 annual incentive plan, which would be payable to Mr. Stuewe under his employment agreement since our company’s performance in 2008 would have entitled him to the bonus as of the assumed date of termination.

(4)
Reflects an amount paid in accordance with the terms of Mr. Stuewe’s employment agreement to cover the excise tax Mr. Stuewe would have incurred as a result of the termination of his employment following a change of control.

(5)
Reflects the lump-sum proceeds payable to Mr. Stuewe’s designated beneficiary upon his death, which is two times his then-effective base salary from a group life insurance policy (that is generally available to all salaried employees) and a supplemental executive life policy maintained by our company at its sole expense.

(6)	Reflects lump-sum earned and accrued vacation not taken.
(7)
Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Stuewe for medical, dental, life and accidental death and dismemberment, as well as short and long-term disability, which, in accordance with the terms of Mr. Stuewe’s employment agreement, are to continue for a two year period after his employment is terminated.

(8)
Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Stuewe for medical, dental, life and accidental death and dismemberment, as well as short and long-term disability, which, in accordance with the terms of Mr. Stuewe’s employment agreement, are to continue for a three year period after his employment is terminated following a change of control.

(9)
Reflects the lump-sum present value of all future payments that Mr. Stuewe would be entitled to receive under his employment agreement upon disability.  Mr. Stuewe would be entitled to receive disability benefits until he reaches age 65.

(10)
Reflects the acceleration of vesting of 100% of Mr. Stuewe’s shares of unvested restricted stock awarded March 3, 2008, with the value based on the closing price of our common stock on January 3, 2009 of $5.93 per share.  There is no acceleration of the vesting of this restricted stock upon a resignation by Mr. Stuewe for good reason unless such resignation occurs following a change of control.

(11)
Reflects the lump-sum present value that Mr. Stuewe would be entitled to receive pursuant to his employment agreement for pension benefits that would have accrued under our company’s salaried employees’ pension plan for the two year period following termination, calculated on his base salary at the highest rate in effect for the preceding twelve months prior to termination.

(12)
Pursuant to the terms of his employment agreement, if Mr. Stuewe is terminated by our company without cause or resigns for good reason (whether following a change of control or not), we will reimburse him for reasonable relocation expenses, which will be limited to realtor fees and closing costs for the sale of his Texas residence as well as costs of moving from Texas to California.  These expenses are not reasonably estimable.

By Company for Cause	Voluntary Resig- Nation	By Company Without Cause (1)	Death or Disability	Change in Control (Without Termination)	By Company Without Cause or Resignation Within 90 Days Following a Change of Control

John O. Muse
Compensation	–	–	$478,000	(2)	–		–	$994,000	(3)
Excise Tax Gross-Up	–		–		–		–	–	(4)
Life Insurance Benefits	–	–	–		1,100,000	(5)	–	–
Accrued Vacation (6)	$32,000	$32,000	32,000		32,000		–	32,000
Health and Welfare	–	–	24,000	(7)	–		–	45,000	(8)
Disability Income	–	–	–		514,000	(9)	–	–
Executive Outplacement	–	–	10,000	(10)	–		–	10,000	(10)
Equity Awards (11)	–	–	46,000		46,000		$46,000	46,000

(1)
All benefits payable to Mr. Muse upon termination by our company without cause (unless the termination follows a change of control) may end or be reduced due to his obligation to seek other employment as required by his severance agreement.

(2)	Reflects the estimated present value of 18 months of compensation based on Mr. Muse’s base salary at January 3, 2009, to be paid to Mr. Muse in accordance with the terms of his severance agreement.
(3)
Reflects the lump-sum value of the compensation to be paid to Mr. Muse in accordance with his severance agreement, which is equal to three times his base salary at the highest rate in effect in the preceding twelve months.

(4)
Assuming a termination date of January 3, 2009, payments owed to Mr. Muse did not trigger an excise tax penalty.  Pursuant to the terms of his severance agreement, if Mr. Muse’s employment is terminated following a change of control and an excise tax penalty is consequently imposed on Mr. Muse, our company would be required to make a gross-up payment to Mr. Muse sufficient to cover the excise tax.

(5)
Reflects the lump-sum proceeds payable to Mr. Muse’s designated beneficiary upon his death, which is two times his then-effective base salary, capped at $350,000, from a group life insurance policy that is generally available to all salaried employees and is maintained by our company at its sole expense, plus an additional amount equal to three times his then-effective base salary, capped at $750,000, from a supplemental executive life policy maintained by our company at its sole expense.

(6)	Reflects lump-sum earned and accrued vacation not taken.
(7)
Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Muse for medical, dental, life and accidental death and dismemberment, as well as short and long-term disability, which, in accordance with the terms of Mr. Muse’s severance agreement, are to continue for eighteen months after his employment is terminated.

(8)
Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Muse for medical, dental, life and accidental death and dismemberment, as well as short and long-term disability, which, in accordance with the terms of Mr. Muse’s severance agreement, are to continue for a three year period after his employment is terminated following a change of control.

(9)
Reflects the lump-sum present value of all future payments that Mr. Muse would be entitled to receive upon disability under a long-term disability policy maintained by our company at its sole expense.  Mr. Muse would be entitled to receive up to 60% of his base salary annually, with the monthly benefit limited to no greater than $10,000, until the age of 65.

(10)	Reflects the present value of outplacement fees to be paid by our company to assist Mr. Muse in obtaining employment following termination.
(11)
Reflects the acceleration of vesting of 100% of Mr. Muse’s shares of unvested restricted stock awarded March 3, 2008, with the value based on the closing price of our common stock on January 3, 2009 of $5.93 per share.

By Company For Cause	Voluntary Resignation	By Company Without Cause (1)	Death or Disability	Change in Control (With or Without Termination) (2)

Neil Katchen
Compensation	–	–	258,000	(3)	–		–
Life Insurance Benefits	–	–	–		1,100,000	(4)	–
Accrued Vacation (5)	52,000	52,000	52,000		52,000		–
Health and Welfare (6)	–	–	17,000		–		–
Disability Income	–	–	–		164,000	(7)	–
Executive Outplacement	–	–	10,000	(8)	–		–
Equity Awards (9)	–	–	43,000		43,000		43,000
Mark A. Myers
Compensation	–	–	434,000	(3)	–		–
Life Insurance Benefits	–	–	–		1,175,000	(10)	–
Accrued Vacation (5)	40,000	40,000	40,000		40,000		–
Health and Welfare (6)	–	–	15,000		–		–
Disability Income	–	–	–		763,000	(7)	–
Executive Outplacement	–	–	10,000	(8)	–		–

John F. Sterling
Compensation	–	–	246,000	(3)	–		–
Life Insurance Benefits	–	–	–		1,100,000	(4)	–
Accrued Vacation (5)	20,000	20,000	20,000		20,000		–
Health and Welfare (6)	–	–	17,000		–		–
Disability Income	–	–	–		1,515,000	(7)	–
Executive Outplacement	–	–	10,000	(8)	–		–

(1)	All benefits payable to the noted executive officer upon termination without cause may end or be reduced due to his obligation to seek other employment as required by his severance agreement.
(2)
Our company has no program, plan or agreement providing benefits to the noted executive officers triggered by a change of control except for the acceleration of a restricted stock award to Mr. Katchen which, pursuant to the terms of the award, accelerates upon a change of control, which as defined in the 2004 Omnibus Plan means, subject to certain exceptions, any of the following events: (i) any person becomes the beneficial owner of 20% or more of the combined voting power of our company, (ii) the individuals who constitute the Board cease for any reason to constitute at least a majority of the Board (unless any new director is first approved by the existing Board) or (iii) the consummation of a reorganization, merger or consolidation to which our company is a party or a sale or other disposition of all or substantially all of the assets of our company.

(3)
Reflects the estimated present value of one year’s compensation based on the noted executive officer’s base salary at January 3, 2009, to be paid to the noted executive officer in accordance with the terms of his severance agreement.

(4)
Reflects the lump-sum proceeds payable to the noted executive officer’s designated beneficiary upon his death, which is two times his then-effective base salary, capped at $350,000, from a group life insurance policy that is generally available to all salaried employees and is maintained by our company at its sole expense, plus an additional amount equal to three times his then-effective base salary, capped at $750,000, from a supplemental executive life policy maintained by our company at its sole expense.

(5)	Reflects lump-sum earned and accrued vacation not taken.
(6)
Reflects the lump-sum present value of all future premiums paid to or on behalf of the applicable executive officer for medical, dental, life and accidental death and dismemberment, as well as short and long-term disability, which, in accordance with the terms of the severance agreement, are to continue for up to one year following termination.

(7)
Reflects the lump-sum present value of all future payments that the noted executive officer would be entitled to receive upon disability under a long-term disability policy maintained by our company at its sole expense.  The noted executive officer would be entitled to receive up to 60% of his base salary annually, with the monthly benefit limited to no greater than $10,000, until the age of 65.

(8)	Reflects the present value of outplacement fees to be paid by our company to assist the executive officer in obtaining employment following termination.
(9)
Reflects the acceleration of vesting of 100% of Mr. Katchen’s shares of unvested restricted stock awarded March 3, 2008, with the value based on the closing price of our common stock on January 3, 2009 of $5.93 per share.

(10)
Reflects the lump-sum proceeds payable to Mr. Myers’ designated beneficiary upon his death, which is one and one-half times his then-effective base salary, capped at $425,000, from a group life insurance policy that is generally available to all salaried employees and is maintained by our company at its sole expense, plus an additional amount equal to three times his then-effective base salary, capped at $750,000, from a supplemental executive life policy maintained by our company at its sole expense.

Compensation of Directors

The following table sets forth certain information regarding the fees paid and stock awards granted to each outside director during the fiscal year ended January 3, 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)

O. Thomas Albrecht	$71,000	$20,000	$24,104	$115,104
C. Dean Carlson	61,000	20,000	24,104	105,104
Marlyn Jorgensen	59,000	20,000	24,104	103,104
Charles Macaluso	73,750	20,000	24,104	117,854
John D. March	44,750	20,000	28,976	93,726
Michael Urbut	76,000	20,000	24,104	120,104

(1)
The aggregate number of stock awards outstanding at January 3, 2009 for the directors listed above are as follows:  Albrecht, 9,195; Carlson, 4,810; Jorgensen, 4,810; Macaluso, 9,195; March, 1,509; and Urbut, 9,195.

(2)
The aggregate number of option awards outstanding at January 3, 2009 for the directors listed above are as follows:  Albrecht, 20,000; Carlson, 8,000; Jorgensen, 8,000; Macaluso, 20,000; March 4,000; and Urbut, 8,000.

Non-employee members of the Board are paid a $35,000 annual retainer.  Each outside director receives $1,500 for each board or committee meeting attended in person or by video where minutes are taken or $1,000 if attended by telephone.  The chairman of each of the audit, compensation, and nominating and corporate governance committees receives an additional $7,500, $5,000 and $2,500, respectively, as an annual retainer, and the lead director of the Board receives an additional $10,000 annual retainer.

Employee directors receive no additional compensation for serving on the Board.

On May 11, 2005, our stockholders approved the 2004 Omnibus Plan.  Awards to purchase an aggregate of 500,000 shares of our common stock may be granted to non-employee directors under the 2004 Omnibus Plan.  Under the 2004 Omnibus Plan, we grant options to purchase 4,000 shares of our common stock annually to each of our non-employee directors.  However, these grants occur only if we obtain 90% of our target EBITDA for our most recently completed fiscal year.  Pursuant to the 2009 Compensation Policy, the grants will be made automatically on the fourth business day after we release our annual financial results, and the per share exercise price of each option granted will be equal to the fair market value per share of our common stock on the third business day after we release our annual financial results.  Pursuant to the 2004 Omnibus Plan, the fair market value of our common stock is equal to the closing price of a share of our common stock on the NYSE on the date in question.  Twenty-five percent of the shares subject to each option vest on the date that is six months following the date of grant and twenty-five percent of the shares vest on each of the first, second and third anniversaries of the date of grant.  We exceeded our target EBITDA for fiscal 2008.  Accordingly, options to purchase 4,000 shares of our common stock were issued to each of our non-employee directors on March 10, 2009.

As an element of annual non-employee director compensation, pursuant to the 2004 Omnibus Plan, each non-employee director receives an annual grant of $20,000 in value of restricted stock on the fourth business day after we release our annual financial results.  The number of shares granted is determined by dividing $20,000 by the fair market value per share of our common stock on the third business day after we release our annual financial results.  On March 3, 2008, each non-employee director received a grant of $20,000 in restricted stock.  In the aggregate, 8,699 shares of restricted stock were granted to non-employee directors during the fiscal year ended January 3, 2009.

On March 10, 2009, each non-employee director received a grant of $20,000 in restricted stock, calculated in the manner described above.

Equity Compensation Plans

The following table sets forth certain information as of January 3, 2009 with respect to our equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated by (i) all compensation plans previously approved by our security holders, and (ii) all compensation plans not previously approved by our security holders.  The table includes:

●	the number of securities to be issued upon the exercise of outstanding options;
●	the weighted-average exercise price of the outstanding options; and
●	the number of securities that remain available for future issuance under the plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	796,205	$3.74	3,381,632
Equity compensation plans not approved by security holders	---	---	---

Total	796,205	$3.74	3,381,632

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock based on Schedule 13G or Schedule 13D filings, as the case may be, as of March 23, 2009, by each person or group within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), who is known to our management to be the beneficial owner of more than five percent of our outstanding common stock and is based upon information provided to us by those persons.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Michael W. Cook Asset Management Inc. d/b/a SouthernSun Asset Management Inc. 6000 Poplar Ave., Suite 220, Memphis, TN 38119	6,816,203	(1)	8.3%
Barclays entities 400 Howard Street, San Francisco, CA 94105	5,471,034	(2)	6.7%
FMR LLC 82 Devonshire Street, Boston, MA 02109	5,103,130	(3)	6.2%

(1)
Michael W. Cook Asset Management, Inc. is an investment adviser registered under section 203 of the Investment Advisers Act of 1940 and has sole dispositive power with respect to all of the above shares and sole voting power with respect to 6,201,358 of the above shares.

(2)
Barclays Global Investors, N.A., a bank as defined in section 3(a)(6) of the Exchange Act, beneficially owns 2,066,295 shares and has sole voting power for 1,797,811 shares and sole dispositive power for 2,066,295 shares.  Barclays Global Fund Advisors, an investment adviser in accordance with section 240.13d(b)(1)(ii)(E) of the Exchange Act, beneficially own 3,350,398 shares and has sole voting power for 2,418,548 and sole dispositive power for 3,350,398 shares.  Barclays Global Investors, Ltd, a non-US institution, in accordance with section 240.13d-1(b)(1)(ii)(J) of the Exchange Act, beneficially owns 54,341 shares and has sole voting power for 2,000 shares and sole dispositive power for 54,341 shares.

(3)
FMR LLC is a parent holding company in accordance with section 240.13d-1 (b) (ii) (G) of the Exchange Act and has sole power to vote or to direct the vote of 903,130 shares and has the sole power to dispose or to direct the disposition of 5,103,130 shares.  Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, MA  02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,201,030 shares of common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.  Edward C. Johnson, III, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 4,201,030 shares owned by the funds.  Members of the family of Edward C. Johnson, III, through their ownership position in FMR LLC and the execution of a shareholders’ voting agreement, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.  Neither FMR LLC nor Edward C. Johnson III has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds.  Pyramis Global Advisors Trust Company (“PGATC”), 53 State Street, Boston, MA  02109, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in section3(a)(6) of the Exchange Act, is the beneficial owner of 355,164 shares as a result of its serving as investment manager of institutional accounts owning the shares.  FMR LLC and Edward C. Johnson III, through its control of PGATC, each has sole dispositive power over 355,164 shares and sole power to vote or to direct the voting of 355,164 shares owned by the institutional accounts managed by PGATC.

Security Ownership of Management

The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock, as of March 23, 2009, by each director, each nominee for director, each named executive officer and by all directors and executive officers as a group:

Name of Beneficial Owner	Common Stock Owned	Unexercised Plan Options (1)	Common Stock Beneficially Owned (2)	Percent of Common Stock Owned

Randall C. Stuewe	453,506	359,700	813,206	*
O. Thomas Albrecht	25,998	18,000	43,998	*
C. Dean Carlson	252,991	5,000	257,991	*
Marlyn Jorgensen	25,159	5,000	30,159	*
Neil Katchen	170,631	67,800	238,431	*
Charles Macaluso	15,998	18,000	33,998	*
John D. March	8,312	2,000	10,312	*
John O. Muse	144,245	46,200	190,445	*
Mark A. Myers	18,529	0	18,529	*
John F. Sterling	34,014	0	34,014	*
Michael Urbut	65,998	6,000	71,998	*
All executive officers and directors as a group (13 persons)	1,288,998	621,950	1,910,948	2.31%

*	Represents less than one percent of our common stock outstanding.
(1)	Represents options that are or will be vested and exercisable within 60 days of March 23, 2009.
(2)
Except as otherwise indicated in the column “Unexercised Plan Options” and footnote 1, the persons named in this table have sole voting and investment power with respect to all shares of capital stock shown as beneficially owned by them.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS
AND CERTAIN CONTROL PERSONS

In June 2008, our compensation committee approved our Company’s repurchase from John O. Muse of 12,067 shares of our common stock at a purchase price of $17.29 per share, which was the closing price of a share of our common stock on the NYSE on the date of approval.  The shares were used by Mr. Muse to satisfy his withholding tax obligation on company stock options previously exercised by Mr. Muse.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and any persons who own more than ten percent of our common stock to file with the SEC various reports as to ownership of the common stock.  These persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.  To our knowledge, based solely on our review of the copies of the reports furnished to us, the aforesaid Section 16(a) filing requirements were met on a timely basis during fiscal 2008, except that, due to an inadvertent administrative error at our Company, a Form 5 was filed on behalf of John D. March to report the automatic option grant of options to purchase 4,000 shares of our common stock upon his initial election to our Board by the stockholders that should have been reported on a Form 4.

REPORT OF THE AUDIT COMMITTEE

The following report of the audit committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933 or the Exchange Act or incorporated by reference in any document so filed.

Under the guidance of a written charter adopted by the Board, the audit committee oversees our management’s conduct of the financial reporting process on behalf of our Board.  A copy of our audit committee charter can be found on our website at http//www.darlingii.com/investors.aspx.  The audit committee also appoints the accounting firm to be retained to audit our company’s consolidated financial statements, and once retained, the accounting firm reports directly to the audit committee.  The audit committee is responsible for approving both audit and non-audit services to be provided by the independent auditors.

Management is responsible for our company’s financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States.  Our company’s independent auditors are responsible for auditing those consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States.  The audit committee’s responsibility is to monitor and review these processes.  It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews.

The audit committee met with management periodically during fiscal 2008 to consider the adequacy of our company’s internal controls, and discussed these matters and the overall scope and plans for the audit of our company with our independent auditors, KPMG LLP.  The audit committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

The audit committee also discussed with senior management and KPMG LLP our company’s disclosure controls and procedures and the certifications by our Chief Executive Officer and Chief Financial Officer, which are required by the SEC under the recently enacted Sarbanes-Oxley Act of 2002 for certain of our company’s filings with the SEC.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended January 3, 2009 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of our company’s accounting principles and other matters as are required to be discussed with the audit committee under auditing standards generally accepted in the United States.  In addition, the audit committee has discussed with the independent auditors the auditors’ independence from our company and our management, including the matters in the written disclosures and letter which were received by the audit committee from the independent auditors as required by the applicable requirements of the Public Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and considered the compatibility of non-audit services with the auditor’s independence.  The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committee,” as amended.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board, and the Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2009 for filing with the SEC.

The Audit Committee Michael Urbut, Chairman
O. Thomas Albrecht
C. Dean Carlson
John D. March

PROPOSAL 2 – RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Audit Committee has selected KPMG LLP to serve as our company’s independent auditors for the fiscal year ending January 2, 2010.  KPMG LLP served as our company’s independent registered public accountants for fiscal year 2008 and reported on our company’s consolidated financial statements for that year.  We are asking our stockholders to ratify our company’s selection of KPMG LLP as our independent registered public accountants at the Annual Meeting.  Although ratification is not required by our amended and restated bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice.  If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm.  Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

One or more representatives of KPMG LLP are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement and will be available to respond to appropriate questions.

In addition to performing the audit of our consolidated financial statements, KPMG LLP provided various other services during fiscal 2008 and 2007.  The aggregate fees billed for fiscal 2008 and 2007 for each of the following categories of services are set forth below:

Audit Fees.  The aggregate fees billed or to be billed for professional services rendered by KPMG LLP during the years ended January 3, 2009 and December 29, 2007 for the audit of our financial statements as well as for the audit of our internal controls over financial reporting required by the Sarbanes-Oxley Act of 2002 and the review of our interim financial statements for the years ended January 3, 2009 and December 29, 2007 were $1,020,000 and $1,050,000, respectively.

Audit-Related Fees.  KPMG LLP did not provide any audit related services not described above during the years ended January 3, 2009 and December 29, 2007.

Tax Fees.  The aggregate fees billed for professional services rendered by KPMG LLP during the years ended January 3, 2009 and December 29, 2007 for tax compliance, tax advice and tax planning were $4,000 and $7,000, respectively.

All Other Fees.  The aggregate fees billed for professional services rendered by KPMG LLP during the years ended January 3, 2009 and December 29, 2007 for services other than those described above as “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were $35,000 related to a transportation project evaluation and none, respectively.

Pre-approval Policy

The audit committee is required to pre-approve the audit and non-audit services to be performed by the independent auditor in order to assure that the provision of these services does not impair the auditor’s independence.

All audit services, audit-related services, tax services and other services provided by KPMG LLP were pre-approved by the audit committee, which concluded that the provision of these services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions, and less than 3.7% of all services provided by KPMG LLP to us for the year ended January 3, 2009 were non-audit related services.  The audit committee charter provides for pre-approval of any audit or non-audit services provided to us by our independent auditors.  The audit committee may delegate to its chairman pre-approval authority with respect to all permitted audit and non-audit services, provided that any services pre-approved pursuant to this delegated authority will be presented to the full audit committee at a subsequent committee meeting.

Required Vote

Ratification of KPMG LLP as our company’s independent registered public accountant for the fiscal year ending January 2, 2010 requires the affirmative vote of a majority of the shares of the common stock entitled to vote on the matter (assuming a quorum is present).  Abstentions will have the same effect as a vote against the proposal, and broker “non-votes” may be voted at the discretion of the broker holding the shares.

Recommendation of the Board

The Board unanimously recommends that the stockholders vote “FOR” Proposal 2.

OTHER MATTERS

Our management is not aware of any other matters to be presented for action at the Annual Meeting; however, if any matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on these matters.

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in Our 2010 Annual Meeting Proxy Statement and Proxy Card

Any stockholder proposal to be considered by us for inclusion in our 2010 Proxy Statement and form of proxy card for next year’s Annual Meeting of Stockholders, expected to be held in May 2010, must be received by our Secretary at our principal executive offices located at 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas 75038, no earlier than January 12, 2010 (120 days prior to the first anniversary of the date of the 2009 Annual Meeting) and no later than February 11, 2010 (90 days prior to the first anniversary of the date of the 2009 Annual Meeting).  To submit a stockholder proposal, a stockholder must be a stockholder of record of our company at the time of the above notice of proposal, must be entitled to vote at the 2010 Annual Meeting and must comply with the notice procedures set forth in our company’s bylaws.  The SEC rules set forth standards as to what stockholder proposals are required to be included in a Proxy Statement.

By Order of the Board,

John F. Sterling
Secretary
Irving, Texas
April 3, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON 05/12/09 FOR DARLING INTERNATIONAL INC. THE FOLLOWING MATERIAL IS AVAILABLE AT WWW.ENVISIONREPORTS.COM/DAR

PROXY STATEMENT AND ANNUAL REPORT

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

DARLING INTERNATIONAL INC.

Proxy — Darling International Inc.

Proxy for Annual Meeting of Stockholders

MAY 12, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of DARLING INTERNATIONAL INC., a Delaware corporation (the "Company"), does hereby constitute and appoint John F. Sterling and Brad Phillips, or either one of them, with full power to act alone and to designate substitutes, the true and lawful proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Four Seasons Resort and Club, 4150 N. MacArthur Blvd., Irving, Texas 75038, on May 12, 2009 at 10:00 a.m., local time, and at any and all adjournments and postponements thereof (the "Annual Meeting"), on all matters that may come before such Annual Meeting. Said proxies are instructed to vote on the following matters in the manner herein specified.

IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF COMMON STOCK COVERED HEREBY WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED "FOR" PROPOSALS NO. 1 AND NO. 2 AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

The undersigned hereby revokes all previous Proxies and acknowledges receipt of the Notice of Annual Meeting dated April 3, 2009, the Proxy Statement attached thereto and the Annual Report of the Company for the fiscal year ended January 3, 2009 forwarded therewith.

(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE)

DARLING INTERNATIONAL INC.

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 12, 2009.

Vote by Internet
- Log on to the Internet and go to **www.envisionreports.com/DAR**
- Follow the steps outlined on the secured website.

Vote by telephone
- Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A The Board of Directors recommends a vote FOR all the nominees and FOR Proposal 2.

1. Election of Directors:

Nominee	For	Against	Abstain
01 - Randall C. Stuewe	☐	☐	☐
02 - O. Thomas Albrecht	☐	☐	☐
03 - C. Dean Carlson	☐	☐	☐
04 - Marlyn Jorgensen	☐	☐	☐
05 - John D. March	☐	☐	☐
06 - Charles Macaluso	☐	☐	☐
07 - Michael Urbut	☐	☐	☐

	For	Against	Abstain
2. Proposal to ratify the selection of the Independent registered public accounting firm KPMG LLP for the fiscal year ending January 2, 2010.	☐	☐	☐

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

71AM DAR1